Exhibit 99.1
F.N.B. Corporation Announces Closing of Merger with North East Bancshares, Inc.
Hermitage, PA October 7, 2005 — F.N.B. Corporation (NYSE: FNB) announced that its merger with North East Bancshares, Inc. (Pink Sheet: NEBI) was completed at the close of business today, Friday, October 7, 2005. A definitive agreement to merge was announced in April, 2005. The merger was approved overwhelmingly by shareholders of North East Bancshares at a special meeting on September 20, 2005.
North East Bancshares was the parent company of The National Bank of North East, which was founded in 1908 and operated four banking and lending offices in Erie County, Pennsylvania. As a result of the merger, trading in shares of North East Bancshares stock has been discontinued. All assets have become part of First National Bank of Pennsylvania, the lead subsidiary of F.N.B. Corporation.
Shareholders of North East Bancshares will receive 5.9427 shares of F.N.B. Corporation stock plus $1.16 for each outstanding share held in North East Bancshares. Letters of transmittal that explain how to exchange NEBI shares will be sent to NEBI shareholders.
“This merger enables First National Bank to effectively expand its presence in the Erie County market without the expense of building new branches, said F.N.B. Corporation President and Chief Executive Officer Stephen J. Gurgovits. In addition, at one location we are able to improve services for both National Bank of North East and First National Bank customers by merging two branches into a newer facility formerly owned by National Bank of North East.
First National Bank has closed its West Erie Plaza Branch, and consolidated those branch operations with those of The National Bank of North East at its full service office on West 8th Street in Erie. First National Bank now operates eleven banking and lending offices in Erie County, including four former National Bank of North East locations in Harborcreek, North East, and Erie. Other First National Bank offices in Erie County include Corry, Airport, Grandview, State Street, Summit, West Ridge, and Girard.
After today, the only differences customers are likely to notice are new signs and a wider array of services from which to choose, commented Gary Roberts, President and Chief Executive Officer of First National Bank. Thanks to a lot of hard work on the part of the staffs of both First National Bank and National Bank of North East, customers of National Bank of North East can now conduct their business at any of the 145 First National Bank locations and ATMs in western Pennsylvania and northeastern Ohio.
We anticipate a smooth transition, added Tom Wedzik, President and Chief Executive Officer for First National Bank’s Erie Region. We are pleased to welcome the former National Bank of North East staff and customers to the First National Bank family.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA has total assets of $5.7 billion. F.N.B. is a leading provider of banking, wealth management, insurance, and consumer finance services in western Pennsylvania and eastern Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee.
Mergent Inc., a leading provider of business and financial information on publicly traded companies, has recognized F.N.B. as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 32 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information can be obtained on F.N.B.’s website at http://www.fnbcorporation.com.
This press release of F.N.B. Corporation and the reports it files with the Securities and Exchange Commission often contain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance or projected performance. These include, but are not limited to: (1) a significant increase in competitive pressures among depository institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. is engaged; (6) changes in the securities markets or (7) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.
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MEDIA CONTACT:
Kathryn Lima
724-981-4318
724-301-6984 (cell)
http://www.fnbcorporation.com